Exhibit 19.1

Allegro MicroSystems, Inc.

Insider Trading Compliance Policy

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Allegro

MicroSystems, Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines, in its sole discretion, to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Senior Vice President and General Counsel or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

Policy Statement

No Covered Person shall purchase, sell, gift or otherwise transfer any type of security of the Company while in possession of material nonpublic information about the Company, and no Covered Person shall purchase, sell, gift or otherwise transfer any security of any other company (e.g., economically linked companies, competitors, suppliers, major shareholders or peer companies), while in possession of material nonpublic information about the other company that was obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis. This prohibition applies to all forms of communication, including email, messaging applications, social media platforms (e.g., LinkedIn, X/Twitter, Facebook, Reddit), online forums and personal blogs.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Exempt Transactions

The prohibitions in this Policy, other than those set forth in “Prohibited Transactions” below, do not apply to:

•
purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•
bona fide gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance and must be made outside of the blackout period if the individual making the gift is subject to a blackout period; or
•
purchases or sales of the Company’s securities made pursuant to a Trading Plan (as defined in the section titled “Rule 10b5-1 Trading Plans” below).

Blackout Periods

No director, officer or employee listed as subject to quarterly blackout on Schedule I, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase, sell, gift or otherwise transfer any security of the Company during the period beginning at 11:59 p.m., Eastern Time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.

Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Company’s Board of Directors (the “Board”). The Compliance Officer may, on a case-by-case basis, authorize transactions in Company securities during a restricted period due to financial hardship or other hardships only after: (1) the person wishing to transact has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed transaction(s), (2) the person transacting has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed transaction(s) that they are not aware or in possession of material nonpublic information concerning the Company, and (3) the Compliance Officer has approved the transaction(s) in writing.

Except as permitted pursuant to a Trading Plan, the prohibition against transacting during the blackout period also means that a director, officer or employee listed on Schedule I cannot make gifts of

Company securities, and brokers cannot fulfill open orders on their behalf or on behalf of their immediate family members, persons with whom they share a household, persons who are their economic dependents, or any person or entity whose transactions in securities they influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better, and “stop orders” to buy or sell stock once the price of the stock reaches a specified price.

The Compliance Officer may determine that directors, officers, employees or others suspend transacting in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals notified that they are subject to this additional blackout period should not purchase, sell, gift or otherwise transfer the Company’s securities while the suspension is in effect and should not disclose to others that the Company has implemented an additional blackout period.

Preclearance of Transactions by Directors, Officers and Employees

All transactions (including bona fide gifts and other transfers) in the Company’s securities by directors, officers, and employees listed as subject to preclearance on Schedule I (each, a “Preclearance Person”) must be precleared by the Compliance Officer, the Compliance Officer’s designee, or the Chief

Financial Officer for transactions by the Compliance Officer. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction to allow the Compliance Officer or Compliance Officer’s designee time to review such request, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the approximate number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, the Compliance Officer’s designee, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are precleared must be effected within five business days of receipt of the preclearance. A precleared transaction (or any portion of a precleared transaction) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer, the Compliance Officer’s designee, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and it can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•
corporate earnings or earnings forecasts;
•
possible mergers, acquisitions, tender offers, or dispositions;

•
major new products or product developments;
•
important business developments, such as developments regarding strategic collaborations;
•
management or control changes;
•
significant financing developments including pending public sales or offerings of debt or equity securities;
•
defaults on borrowings;
•
bankruptcies;
•
cybersecurity or data security incidents; and
•
significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service with the Company terminates, the individual may not purchase, sell, gift or otherwise transfer the Company’s securities until that information has become public or is no longer material. If an individual’s service terminates during a blackout period and the individual is listed as subject to quarterly blackout on Schedule I, the individual will remain subject to that blackout until such blackout period expires.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities. This Policy does not restrict investments in diversified mutual funds, index funds or exchange traded funds where the investor does not influence the selection of individual securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this

Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under

“Prohibited Transactions” above, do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”) that:

•
has been submitted to and preapproved by the Compliance Officer, the Compliance Officer’s designee, or the Chief Financial Officer for transactions by the Compliance Officer;
•
includes a “Cooling-Off Period” for
o
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Annual Report on Form 10-K or Quarterly Report on Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
o
employees and any other persons that extends 30 days after adoption or modification of a Trading Plan;
•
for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 under the Exchange Act;
•
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•
(1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions; or (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•
complies with all other applicable requirements of Rule 10b5-1(c) under the Exchange Act (“Rule 10b5-1(c)”).

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1(c) and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer, the Compliance Officer’s designee, or the Chief Financial Officer for transactions by the Compliance Officer, and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1(c) and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Additional Requirements – Directors, Officers and Other Executives

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Pursuant to this Policy, officers must comply with the following additional requirement. Purchases or sales pursuant to an officer’s Trading Plan may not occur during the two trading days prior to, and on the two trading days following, the public release of the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the restricted period referred to in the preceding sentence would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the restricted period would terminate after the close of trading on Wednesday.

In addition, the Compliance Officer may determine, in the Compliance Officer’s discretion, that any Senior Vice President or Vice President of the Company who is not classified an “officer” under Section 16 must also comply with the additional requirement set forth in this section of the Policy.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and implement this Policy and all related policies and procedures. In particular, such interpretations of this Policy, as authorized by the

Compliance Officer, may include amendments to or departures from, the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Furthermore the Compliance Officer shall have the authority to update those persons or categories of persons subject to quarterly trading blackout and preclearance set forth on Schedule I.

The Chief Financial Officer will administer the Policy as it applies to any trading activity by the Compliance Officer. The Board will approve any waiver of the terms of this Policy for directors or executive officers.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All directors, officers, employees and others subject to this Policy will be required to certify that they have read, understand and agree to comply with this Policy upon commencement of service and may be asked periodically to certify their compliance with the terms and provisions of this Policy.

* * * *

Adopted and Effective: February 16, 2023

Reviewed and Updated: November 11, 2025

Schedule I

Individuals Subject to Quarterly Trading Blackouts and Pre-Clearance

Category of Individuals	Subject to Quarterly Blackout	Subject to Preclearance	Section 16 Reporter
Members of the Board of Directors of Allegro MicroSystems, Inc.	X	X	X
Executive Officers of the Company	X	X	X
Vice Presidents of the Company	X	X	X1
Direct Reports to the CFO	X
Members of the Finance Department with Corporate Level Access	X
Members of the Investor Relations Department	X
Disclosure Committee Members	X
IT Administrators	X
Sales Admins	X

1 Applies only to Vice Presidents who have been designated as Section 16 officers by the Board of Directors.

Legal Department	X
HR Department - Compensation Team w/ Corp Level Financial Access and Direct Reports to CHRO	X
Operations	X
Executive Administrative Assistants	X
Members of the Corporate Development Department	X
Systems access or Sales & Mktg Uncertified access	X
Supply Chain Leadership	X
Leadership Team	X
Holders of French-Qualified Awards	X